Exhibit 21

JOHNSON OUTDOORS INC. AND SUBSIDIARIES

The following lists the principal direct and indirect subsidiaries of Johnson Outdoors Inc. as of October 2, 2009.  Inactive subsidiaries are not presented:

Name of Subsidiary(1)(2)	Jurisdiction in which Incorporated
Johnson Outdoors Canada Inc.	Canada
Johnson Outdoors Gear LLC	Delaware
Johnson Outdoors Diving LLC	Delaware
Johnson Outdoors Marine Electronics LLC	Delaware
Johnson Outdoors Watercraft, Inc. (f.k.a.Old Town Canoe Company)	Delaware
Techsonic Industries, Inc. (d/b/a Humminbird)	Alabama
Under Sea Industries, Inc.	Delaware
JWA Holding B.V.	Netherlands
Johnson Beteiligungsellschaft GmbH	Germany
Uwatec AG	Switzerland
Scubapro Asia Pacific Ltd.	Hong Kong
P.T. Uwatec Batam	Indonesia
Scubapro Asia, Ltd.	Japan
Scubapro Espana, S.A.(3)	Spain
Scubapro AG	Switzerland
Scubapro Europe Benelux, S.A.	Belgium
Johnson Outdoors France	France
Scubapro/Uwatec France S.A.	France
Scubapro Europe S.r.l	Italy
Scubapro Italy S.r.l.	Italy
Scubapro (UK) Ltd.(4)	United Kingdom
Scubapro-Uwatec Australia Pty. Ltd.	Australia
Johnson Outdoors Watercraft UK	United Kingdom
Johnson Outdoors Watercraft Ltd.	New Zealand
Lendal Products Ltd.	Scotland
Geonav S.r.l.	Italy
Johnson Outdoors Vertriebsgesellschaft GmbH	Germany

(1)	Unless otherwise indicated in brackets, each company does business only under its legal name.
(2)	Unless otherwise indicated by footnote, each company is a wholly-owned subsidiary of Johnson Outdoors Inc. (through direct or indirect ownership).
(3)	Percentage of stock owned is 98%.
(4)	Percentage of stock owned is 99%.